Exhibit 10.19
AMENDMENT B

Ayro, Inc. (“Ayro”) and Cenntro Automotive Group Ltd. (“Cenntro”) in order to clarify the parties’ rights and obligations do hereby amend and restate the parties’ Manufacturing License Agreement dated April 27, 2017 (“Effective Date”) as amended dated February 22, 2019 in the “Amendment A” and “Payment Schedule” agreement, to wit:

1.          Ayro is the same company as Austin EV, Inc. which is the result of a simple name change.

2.          As a clarification to Amendment A, Ayro has, effective February 22, 2019.

(a) (i)  the exclusive right to purchase from Cenntro, import, manufacture, market, dis- tribute, sublicense and service the Cenntro Metro 1 / AYRO-411 vehicles as assemblies and or part sets, the industrial design and the feature set in the following territories:

North America, including the United States, and Canada

(ii)          the exclusive right to purchase from Cenntro, import, manufacture, market, dis- tribute, sell, sublicense and service the AYRO-411 X vehicles as assemblies, and or part sets, the unique industrial design and the unique feature set, as well as those substantially similar, in the entire world, and,

(iii)          the foregoing collectively shall be referred to as the “New Exclusive Territories.”

3.          Ayro will maintain industrial design and derivative rights for the Ayro 411X Industrial designs including the unique feature elements, as well as those substantially similar, included in the front panels and bumper, side view and rear bumper.  Illustrative images of the industrial designs are included below as Figure 1:

4.          Cenntro will maintain industrial design rights and derivative rights for the Metro 1 Industrial Designs including the unique feature elements, as well as those substantially similar, included in the front panels and bumper, side view and rear bumper.  Images of the industrial designs are included below as Figure 2:

Figure 1

Ayro 411X Front ID

Front Bumper Shape
Vent Grills Added Below the Directional Signals
Running Lights Defined as a Recessed Lens
Front Push Bar Design
Lower Body Contrasting Texture

Ayro 411X Rear & Side ID

Single plane tail lights and turn signals
Tapered Rectangle License Plate Recess
Single Bar Rear Metal Push Bar
Lower Body Contrasting Texture

5.          Should it be discovered or determined that any third party is violating the foregoing exclusivity Cenntro agrees to cooperate with and support Ayro’s efforts to stop such activity.

6.          To the extent that Cenntro has issued or granted any license or entered into any agreement with a third party that is inconsistent with this Amendment B such license or agreement is null and void to the extent of such inconsistency and Cenntro will advise such third parties accordingly.

Entered into and agreed this 19th day of March, 2020, effective as of the Effective Date.

CENNTRO AUTOMOTIVE GROUP

By:	/s/ Peter Wang
Peter Wang, Chairman & CEO

AYRO, INC

By:	/s/ Rod Keller
Rod Keller, CEO